Executive Compensation Clawback Policy
January 28, 2014
In the event of a restatement of CONSOL Energy Inc.'s (the "Company") financial results (other than due to a change in applicable accounting rules or interpretations), the result of which is that any performance-based compensation paid during the three years preceding such restatement would have been lower had it been calculated based on such restated results, the Compensation Committee of the Board of Directors (the "Committee") shall review such performance-based compensation.
If the Committee determines that the amount of any such performance-based compensation actually paid or awarded to an executive officer (the "Awarded Compensation") would have been a lower amount had it been calculated based on such restated financial statement (the "Adjusted Compensation"), and that such executive officer engaged in intentional or unlawful misconduct which materially contributed to the need for such restatement, then the Committee shall, except as provided below, seek to recover for the benefit of the Company the excess of the Awarded Compensation over the Adjusted Compensation (the "Excess Compensation").
The Committee shall not seek recovery of Excess Compensation if the Committee determines that to do so would be (i) unreasonable or (ii) contrary to the interests of the Company. In making such determination, the Committee shall take into account such considerations as it deems appropriate including, but not limited to, (A) the likelihood of success to recover the claimed Excess Compensation under governing law versus the cost and effort involved, (B) the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the applicable fraud or unlawful conduct and (D) the existence of any pending legal proceeding relating to the applicable fraud or unlawful conduct.
Before the Committee determines to seek recovery pursuant to this policy, it shall provide to the applicable executive officer written notice and the opportunity to be heard at a meeting of the Committee (which may be in-person or telephonic, as determined by the Committee).
If the Committee determines to seek a recovery pursuant to this policy, it may make a written demand for repayment from the executive officer and, if the executive officer does not within a reasonable period tender repayment in response to any demand, and the Committee determines that he or she is unlikely to do so, the Committee may seek a court order against the executive officer for such repayment and/or withhold any such repayment from any compensation due and payable to the applicable executive officer.
For the purposes of this policy, (i) the term "executive officer" shall refer to any "officer" of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, as determined from time to time by the Company's Board of Directors, and (ii) the term "performance-based compensation" means all bonuses and other incentive and equity compensation awarded to each of the Company's executive officers on or after January 28, 2014, the amount, payment and/or vesting of which was calculated based wholly, or in part, on the application of objective financial performance criteria measured during any part of the period covered by the restatement.
Any determination or other action by the Committee pursuant to this policy shall be made and taken by a vote of a majority of its members.
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[Signature Page for Executive Compensation Clawback Policy]
IN WITNESS WHEREOF, the undersigned have agreed to and executed this Policy effective as of the day and year indicated at the top of the prior page. This Policy may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
/s/ J. Brett Harvey
J. Brett Harvey
Chairman and Chief Executive Officer
/s/ Nicholas J. DeIuliis
Nicholas J. DeIuliis
President
/s/ Stephen W. Johnson
Stephen W. Johnson
Executive Vice President & Chief Legal and
Corporate Affairs Officer
/s/ David M. Khani
David M. Khani
Executive Vice President & Chief Financial Officer
/s/ James C. Grech
James C. Grech
Executive Vice President & Chief Commercial Officer